Exhibit 3.27
CERTIFICATE OF INCORPORATION
OF
NSM RECOVERY SERVICES INC,
(a Delaware corporation)
ARTICLE I.
     The name of this corporation is NSM Recovery Services Inc.
ARTICLE II.
     The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at that address is Corporation Service Company.
ARTICLE III.
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
     The name and mailing address of the corporation’s incorporator is Thomas R. Nelson, 600 Congress Avenue, Suite 200, Austin, Texas 78701.
ARTICLE V.
     A. This corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock, $0.0001 par value.
     B. The Board of Directors of the corporation may issue Preferred Stock from time to time in one or more series. The Board of Directors of the corporation is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI.
     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.
     Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII.
     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which DGCL permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.
     Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
ARTICLE VIII.
     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.
ARTICLE IX.
     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE X.
     The number of directors which shall constitute the whole Board of Directors of the corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the corporation or in an amendment thereof duly adopted by the Board of Directors of the corporation or by the stockholders of the corporation.
ARTICLE XI.
     Meetings of stockholders of the corporation may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the corporation or in the Bylaws of the corporation.
ARTICLE XII.
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 13th day of August, 2010.

/s/ Thomas R. Nelson
Thomas R. Nelson
Incorporator